UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 8, 2009

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

On May 08, 2009, AT&T announced a definitive agreement to acquire certain wireless assets from Verizon Wireless ("VW") for $2.35 billion in cash.  The assets primarily represent former Alltel Wireless assets.  AT&T will acquire wireless properties, including licenses and network assets, serving approximately 1.5 million subscribers in 79 service areas across 18 states.   AT&T expects integration costs for conversion of the network assets to GSM technology used by AT&T, amortization of intangible assets and moving subscribers to AT&T, to result in dilution to earnings of approximately six cents per share in the first year after closing and to improve thereafter.  Conversion to GSM technology from the assets’ current CDMA technology is expected to take no more than 12 months and to result in an additional planned capital investment of approximately $400 million over 2009 and 2010.

AT&T also announced an agreement, contingent on AT&T completing its acquisition of Centennial Communications Corporation ("Centennial"), to sell to VW certain assets of Centennial for $240 million.  These assets represent approximately 120,000 subscribers in five service areas.

Each agreement is contingent upon regulatory approval and each is expected to close in the fourth quarter of 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: May 8, 2009	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller